As filed with the Securities and Exchange Commission on May 25, 2006
Registration No. 333–71428

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST–EFFECTIVE AMENDMENT NO. 1 TO
FORM S–8 REGISTRATION STATEMENT NO. 333–71428
UNDER THE SECURITIES ACT OF 1933
JLG INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	25-1199382

(State or other jurisdiction	(I.R.S. employer
of incorporation or organization)	identification no.)
1 JLG Drive
McConnellsburg, Pennsylvania 17233
(Address of principal executive offices) (Zip code)
The Gradall Company Salaried Employees’ Savings and Investment Plan
(Full title of the plans)
Thomas D. Singer
Senior Vice President and General Counsel
JLG Industries, Inc.
1 JLG Drive
McConnellsburg, Pennsylvania 17233
(717) 485-5161
(Name, address and telephone number, including area code, of agent for service)
With copies to:
W. Andrew Jack, Esq.
Covington & Burling
1201 Pennsylvania Ave, NW
Washington, DC 20004
(202) 662-6000

DEREGISTRATION OF SECURITIES
     Registration Statement No. 333-71428 on Form S-8 (the “Registration Statement”) covered shares of common stock, par value $0.20 per share (the “Common Stock”) of JLG Industries, Inc., a Pennsylvania corporation (“Registrant”), issuable by the Registrant pursuant to The Gradall Company Salaried Employees’ Savings and Investment Plan (the “Plan”).
     On February 3, 2006, the Registrant sold its line of Gradall® excavators to Alamo Group Inc., a Delaware corporation (the “Sale”). Immediately before the Sale, the Plan was divided into two plans: The Gradall Company Salaried Savings and Investment Plan and the JLG-Gradall Salaried Savings and Investment Plan. At the time of the Sale, the Registrant transferred ownership of the Gradall Company Salaried Savings and Investment Plan to Alamo, while it merged the JLG-Gradall Salaried Savings Plan into the JLG Industries, Inc. Employees’ Retirement Savings Plan. As a result of the Sale, this post-effective amendment terminates the offering of securities pursuant to the Registration Statement. The termination of the offering will not affect shares of Common Stock that Plan participants purchased from the Plan before the Sale.
     In connection with the Sale, Registrant is filing a Certification and Notice of Termination of Registration under Section 15(d) of the Securities Exchange Act of 1934 to terminate the reporting obligations of the Plan under the Exchange Act.
     The offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made of the Registrant in the Registration Statement to remove from registration, by means of post effective amendments, any securities of the Registrant which remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of the Common Stock registered but not sold under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-71428 to be signed on its behalf by the undersigned, thereunto duly authorized, in the McConnellsburg, Pennsylvania, on this 25th; day of May, 2006.

JLG INDUSTRIES, INC.
/s/ William M. Lasky
William M. Lasky,
Chairman of the Board, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated as of May 25, 2006.

/s/ James H. Woodward, Jr.
James H. Woodward, Jr., Executive Vice
President and Chief Financial Officer

/s/ John W. Cook
John W. Cook, Chief Accounting Officer

/s/ Roy V. Armes
Roy V. Armes, Director

/s/ Thomas P. Capo
Thomas P. Capo, Director

/s/ James A. Mezera
James A. Mezera, Director

/s/ Stephen Rabinowitz
Stephen Rabinowitz, Director

/s/ David L. Pugh
David L. Pugh, Director

/s/ Raymond C. Stark
Raymond C. Stark, Director

/s/ Thomas C. Wajnert
Thomas C. Wajnert , Director

/s/ William K. Foster
William K. Foster, Director

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